UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.   )

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Zygo Corporation
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the form of a June 10, 2014 Information Memorandum from Zygo Corporation to its
Stock Option Holders

INFORMATION MEMORANDUM TO HOLDERS OF
ZYGO CORPORATION STOCK OPTIONS

As you know, we entered into a merger agreement with AMETEK, Inc. under which Zygo Corporation will be acquired by and become a wholly-owned subsidiary of AMETEK and our stockholders will receive $19.25 cash for each of their Zygo shares. We expect that the merger transaction will close shortly after June 18, 2014, assuming our stockholders approve the transaction at a special stockholders’ meeting on that date. This memorandum contains important information about the effect of the merger transaction on your Zygo stock options.

Under the merger agreement, the holder of each outstanding Zygo stock option with an exercise price of less than $19.25 per share will be entitled to receive an option cancellation cash payment, less any applicable withholding taxes, equal to (a) the total number of vested and unvested option shares covered by the Zygo option immediately before the closing of the merger, multiplied by (b) the difference between $19.25 and the option exercise price per share. No option cancellation payment will be payable with respect to outstanding options that have an exercise price equal to or greater than $19.25 per share. All outstanding Zygo stock options will be cancelled immediately before the closing, and it is anticipated that any option cancellation cash payments that are payable to the option holders, less applicable withholding taxes, will be paid via a special payroll within three business days after the merger closing date.

The above treatment will be applied automatically with respect to all outstanding Zygo stock options that are not exercised before the closing date of the merger transaction, whether or not vested prior to the merger transaction closing date. Option cancellation payments made to option holders who are U.S. taxpayers will be taxable as ordinary income which, in the case of option holders who are or were employees, will be treated as wages subject to applicable withholding taxes.

For example, suppose you hold an outstanding Zygo option for 1,000 shares granted on August 24, 2011, with an exercise price of $12.26 per share. Suppose further that you are still employed by Zygo at the time of the closing of the merger transaction, that your option is 50% vested and that no portion of your Zygo option is exercised before the closing. As part of the merger transaction, your entire Zygo option will be cancelled and you will receive a cash payment of $6.99 (less applicable withholding taxes) for each share of stock covered by the option (the $19.25 merger transaction price minus the $12.26 exercise price multiplied by 1,000 shares). You will receive a total cash payment of $6,990 ($6.99 times 1,000 option shares), less applicable withholding taxes. This will happen automatically in accordance with the merger agreement. There is nothing you will need to do in order to receive any option cancellation cash payments to which you may be entitled.

While it is not necessary to do so, you may wish to exercise your vested options prior to the closing date of the merger. Due to the administrative procedures involved in converting options to shares, the Company has determined that, if you wish to exercise the vested portion of your option(s), you may do so at any time until the eighth business day before the closing date of the merger transaction. In order to be safe from a timing standpoint, you may wish to assume that the deadline for exercising vested options will be June 11, 2014. If you do exercise the vested portion of your Zygo option, then, at the time of exercise, you would have to pay the full exercise price plus the withholding taxes on the ordinary income resulting from the exercise (which, in the case of a cashless exercise, would be paid out of the proceeds from the sale of shares covered by the exercise).

Using the previous example, if you exercise the vested portion of your Zygo option on a date when the NASDAQ closing price per share is $19.15, you would have to pay (directly or via a cashless exercise) the exercise price of $12.26 per share plus, if you are a U.S. taxpayer, applicable withholding taxes on ordinary income of $6.89 per share (the difference between the market price of $19.15 over the $12.26 exercise price per share). If you are a U.S. taxpayer, you would realize ordinary income of $3,445 (500 shares times $6.89); your tax basis for those shares would be $9,575 (500 times $19.15); and any gain realized upon a disposition of the shares (before or at the time of the merger) will be short term capital gain. Assuming the merger transaction closes, the unvested portion of your option for the remaining 500 shares will be cancelled and, consistent with the previous example, you would receive a cash payment of $6.99 per share, or $3,495 in total (500 shares times $6.99) in connection with the cancellation of the option, less applicable withholding taxes.

The above summary and examples are provided for informational purposes only. Zygo is not making any recommendation to any of our option holders as to what he or she should do with respect to vested options, nor are we providing any tax advice. We urge you to consult with your own tax or professional adviser regarding any action you are considering with respect to your outstanding vested option(s), and the tax consequences relating to the effect of the merger transaction on your outstanding options in the context of your own situation. If you or your professional adviser has any questions or would like additional information regarding the treatment of your options under the merger agreement, please contact Diana Midolo at (860) 704-5108 or dmidolo@zygo.com.

Additional Information About the Merger and Where to Find It

This document may be deemed to be solicitation materials in respect of the proposed acquisition of Zygo by AMETEK. In connection with the special meeting of Zygo’s stockholders to be called to consider the proposed merger, Zygo has filed with the SEC and furnished (or made available) to Zygo’s stockholders on May 21, 2014 a definitive proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING OR OTHER DECISION REGARDING THE PROPOSED TRANSACTION, ZYGO STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors are able to obtain a free copy of documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors may obtain a free copy of Zygo’s filings with the SEC from Zygo’s website at www.zygo.com or by directing a request to: Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut, 06455, Attention: Chief Financial Officer.

Participants in the Solicitation

Zygo and its directors, executive officers and certain other members of management and employees of Zygo may be deemed “participants” in the solicitation of proxies from stockholders of Zygo in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Zygo in connection with the proposed merger is set forth in the proxy statement and the other relevant documents filed with the SEC. You can find information about Zygo’s executive officers and directors in its definitive proxy statement relating to the merger filed with the SEC on May 21, 2014, its definitive proxy statement filed with the SEC on October 25, 2013 and in its Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on September 13, 2013, copies of which are available at the SEC’s website or from Zygo as described above.